SCHEDULE 14A

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of the Securities Exchange Act of 1934

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Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENGINE NO. 1 ADDRESSES EXXONMOBIL’S, LAST-DITCH ATTEMPT

TO ENTRENCH BOARD AND PRESERVE THE STATUS QUO

Urges Company to Conduct Meeting Fairly and Proceed Timely with Taking the Vote

SAN FRANCISCO – May 26, 2021 – Engine No. 1, which has nominated four highly qualified, independent director candidates to the Exxon Mobil Corporation (NYSE: XOM) (“ExxonMobil” or the “Company”) Board of Directors (the “Board”) in connection with the 2021 Annual Meeting of Shareholders, today issued the following statement:

“In seeking to delay the closing of the polls, ExxonMobil is using the corporate machinery for its own purpose rather than that of shareholders and avoiding the election of individuals with the transformative energy experience required to position the Company for long-term success in a changing world. Shareholders should not be fooled by ExxonMobil’s last-ditch attempt to stave off much-needed board change in response to significant to shareholder pressure and the prospect of losing a proxy contest. Shareholders have spoken, ExxonMobil should accept the result, take the vote and move forward.”

Additional information regarding Engine No. 1’s campaign to Reenergize Exxon may be found at www.ReenergizeXOM.com.

About Engine No. 1

Engine No. 1 is an investment firm purpose-built to create long-term value by driving positive impact through active ownership. The firm also will invest in public and private companies through multiple strategies. For more information, please visit: www.Engine1.com.

Contacts

Media:

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

212-257-4170

Engine1@gasthalter.com

Investor:

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

212-750-5833